Exhibit 99.1

Immediate Release
Contact: Patrick Nolan
248.754.0884

BorgWarner Reports Full Year 2024 Results,
Expects to Deliver Continued Sales Outgrowth, an Adjusted Operating Margin Above 10%
and Strong Free Cash Flow in 2025

Auburn Hills, Michigan, February 6, 2025 – BorgWarner Inc. (NYSE: BWA) today reported fourth quarter and full-year results and provided 2025 guidance.

Fourth Quarter 2024 and 2025 Guidance Highlights
•BorgWarner achieved an adjusted operating margin of 10.2% during the fourth quarter, which equated to a U.S. GAAP operating margin of (9.2)%, which includes $646 million of goodwill and fixed asset impairment charges recorded during the fourth quarter in our PowerDrive Systems and Battery & Charging Systems business units. The Company also generated net cash provided by operating activities of $682 million or $539 million in free cash flow, despite an approximately 4% decline in the Company’s weighted light and commercial vehicle markets.
•BorgWarner expects to deliver continued sales outgrowth, an adjusted operating margin above 10% and strong free cash flow in 2025, despite the Company’s expectation that its weighted light and commercial vehicle markets will be down 1% to 3% in 2025. The Company’s guidance implies a year-over-year change in organic sales of down 2% to up 2%.

New Business Update
The Company secured multiple new business awards that are expected to support its future long-term profitable growth including the following:
•A Variable Cam Timing (VCT) systems award for multiple next-generation hybrid and gasoline engines with a major East Asian OEM. This business is expected to launch in the first quarter of 2026.
•Extension of four turbocharger programs with a major North American OEM for I4 and V6 engine platforms for their midsized and large SUVs as well as truck platforms. This business is expected to launch in 2026.
•An award to supply two types of transfer cases to SAIC Maxus for use in export vehicles. Both products are designed by BorgWarner’s China R&D team and will be manufactured in China, with mass production expected to launch in 2026.
•Four eMotors awards with three leading Chinese OEMs to be used on plug-in hybrids, range-extended hybrids and electric vehicle platforms. These four programs are expected to launch in 2025 and 2026.

Fourth Quarter Highlights (continuing operations basis):
•U.S. GAAP net sales of $3,439 million, a decrease of 2.4% compared with fourth quarter 2023.

◦Excluding the impact of foreign currencies and the net impact of net M&A, organic sales were down (1.6)% compared with fourth quarter 2023.
•U.S. GAAP net loss of $(1.84) per diluted share.
◦Excluding the $2.85 of net losses per diluted share related to non-comparable items (detailed in the table below), adjusted net earnings were $1.01 per diluted share.
•U.S. GAAP operating loss of $(316) million, or (9.2)% of net sales.
◦Excluding $668 million of net pretax expense related to non-comparable items, adjusted operating income was $352 million, or 10.2% of net sales.
•Net cash provided by operating activities of $682 million.
◦Free cash flow of $539 million.

Full Year Highlights (continuing operations basis):
•U.S. GAAP net sales of $14,086 million, a decrease of 0.8% when compared with 2023.
◦Excluding the impact of foreign currencies and the net impact of M&A, organic sales were down (0.2)% compared with 2023.
•U.S. GAAP net earnings of $1.63 per diluted share.
◦Excluding $2.69 of net losses per diluted share related to non-comparable items (detailed in the table below), adjusted net earnings were $4.32 per diluted share.
•U.S. GAAP operating income of $546 million, or 3.9% of net sales.
◦Excluding $871 million of net pretax expense related to non-comparable items, adjusted operating income was $1,417 million, or 10.1% of net sales.
•Net cash provided by operating activities of $1,382 million.
◦Free cash flow of $729 million.

Financial Results (continuing operations basis):
The Company believes the following table is useful in highlighting non-comparable items that impacted its GAAP net earnings per diluted share. The non-comparable items presented below are calculated after tax using the corresponding effective tax rate discrete to each item and the weighted average number of diluted shares for the periods presented. The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, other gains and losses not reflective of the Company’s ongoing operations, and related tax effects.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
(Loss) earnings per diluted share	$(1.84)	$0.64	$1.63	$2.70

Non-comparable items:
Impairment charges	2.80	0.07	2.73	0.10
Restructuring expense	0.03	0.04	0.24	0.24
Accelerated depreciation	0.05	—	0.18	0.01
Adjustments associated with Spin-Off related balances	0.01	—	0.14	—
Commercial contract settlement	—	—	0.07	—
Loss (gain) on sale of business	0.01	—	0.04	(0.02)
Merger and acquisition expense, net	0.01	0.01	—	0.09
Unrealized and realized loss on equity and debt securities	—	0.18	—	0.73
Corporate synergy from Spin-off	—	—	—	0.02
Gain on sale of assets	—	—	—	(0.04)
Gain on debt extinguishment	—	—	(0.01)	(0.09)
Change in accounting method	(0.10)	—	(0.10)	—
Tax adjustments	0.02	(0.05)	(0.64)	(0.05)
Other non-comparable items	0.02	0.01	0.04	0.06
Adjusted earnings per diluted share	$1.01	$0.90	$4.32	$3.75

Net sales were $3,439 million for the fourth quarter 2024, a decrease of 2.4% from $3,522 million for the fourth quarter 2023, primarily due to lower industry production compared to prior year, partially offset by increased demand for the Company’s products. Net loss for the fourth quarter 2024 was $(403) million, or $(1.84) per diluted share, compared with net earnings of $149 million, or $0.64 per diluted share, for the fourth quarter 2023. Adjusted net earnings per diluted share for the fourth quarter 2024 were $1.01, up from adjusted net earnings per diluted share of $0.90 for the fourth quarter 2023. Adjusted net earnings for the fourth quarter 2024 excluded net non-comparable items of $(2.85) per diluted share, while adjusted net earnings for the fourth quarter 2023 excluded net non-comparable items of $(0.26) per diluted share. Non-comparable items include $646 million of goodwill and fixed asset impairment charges recorded during the fourth quarter in our PowerDrive Systems and Battery & Charging Systems business units. These and other non-comparable items are listed in the table above, which is provided by the Company for comparison with other results and the most directly comparable U.S. GAAP measures. The increase in adjusted net earnings per diluted share was primarily due to the impact of higher adjusted operating income and the impact of our share repurchases during 2024, partially offset by a higher effective tax rate.

Full Year 2025 Guidance: The Company has provided 2025 full year guidance. Net sales are expected to be in the range of $13.4 billion to $14.0 billion in 2025, compared with 2024 sales of $14.1 billion. The Company expects its weighted light and commercial vehicle markets to be in the range of down 3.0% to down 1.0% in 2025. The Company’s sales guidance implies a year-over-year change in organic sales of down 2% to up 2%, or estimated outgrowth above market production of approximately 100 to 300 basis points. Foreign currencies are expected to result in a year-over-year decrease in sales of approximately $410 million primarily due to the weakening of the Euro, Chinese Renminbi and the Korean Won against the U.S. dollar.

Operating margin is expected to be in the range of 9.1% to 9.2% in 2025. Excluding the impact of non-comparable items and the add back of intangible asset amortization expense, adjusted operating margin is expected to be in the range of 10.0% to 10.2%. Net earnings are expected to be within a range of $3.84 to $4.12 per diluted share. Excluding the impact of non-comparable items, adjusted net earnings are expected to be within a range of $4.05 to $4.40 per diluted share. Full-year operating cash flow is expected to be in the range of $1,325 million to $1,375 million, while free cash flow is expected to be in the range of $650 million to $750 million.

At 9:30 a.m. ET today, a brief conference call concerning fourth quarter and full year 2024 results and 2025 guidance will be webcast at: https://www.borgwarner.com/investors. Additionally, an earnings call presentation will be available at https://www.borgwarner.com/investors.

For more than 130 years, BorgWarner Inc. (NYSE: BWA) has been a transformative global product leader bringing successful mobility innovation to market. Today, we’re accelerating the world’s transition to eMobility -- to help build a cleaner, healthier, safer future for all.

# # #

Forward Looking Statements: This release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “project,” “pursue,” “seek,” “should ,” “target,” “when,” “will,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Further, all statements, other than statements of historical fact, contained or incorporated by reference in this release that we expect or anticipate will or may occur in the future regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. Accounting estimates, such as those described under the heading “Critical Accounting Policies and Estimates” in Item 7 of our most recently filed Annual Report on Form 10-K (“Form 10-K”), are inherently forward-looking. All forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. Forward-

looking statements are not guarantees of performance, and the Company’s actual results may differ materially from those expressed, projected or implied in or by the forward-looking statements.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include: supply disruptions impacting us or our customers, commodity availability and pricing, and an inability to achieve expected levels of recoverability in commercial negotiations with customers concerning these costs; competitive challenges from existing and new competitors, including original equipment manufacturer (“OEM”) customers; the challenges associated with rapidly changing technologies and our ability to innovate in response; the difficulty in forecasting demand for electric vehicles and our electric vehicles revenue growth; potential disruptions in the global economy caused by wars or other geopolitical conflicts; the ability to identify targets and consummate acquisitions on acceptable terms; failure to realize the expected benefits of acquisitions on a timely basis; the possibility that our 2023 tax-free spin-off of our former Fuel Systems and Aftermarket segments into a separate publicly traded company will not achieve its intended benefits; the failure to promptly and effectively integrate acquired businesses; the potential for unknown or inestimable liabilities relating to the acquired businesses; our dependence on automotive and truck production, which is highly cyclical and subject to disruptions; our reliance on major OEM customers; impacts of any future strikes involving any of our OEM customers and any actions such OEM customers take in response; fluctuations in interest rates and foreign currency exchange rates; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims, or governmental investigations, including related litigation; future changes in laws and regulations, including, by way of example, taxes and tariffs, in the countries in which we operate; impacts from any potential future acquisition or disposition transactions; and the other risks noted in reports that we file with the Securities and Exchange Commission, including Item 1A, “Risk Factors” in our most recently filed Form 10-K and/or Quarterly Report on Form 10-Q. We do not undertake any obligation to update or announce publicly any updates to or revisions to any of the forward-looking statements in this release to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net sales	$3,439	$3,522	$14,086	$14,198
Cost of sales	2,756	2,863	11,438	11,630
Gross profit	683	659	2,648	2,568
Gross margin	19.9%	18.7%	18.8%	18.1%

Selling, general and administrative expenses	340	353	1,350	1,316
Restructuring expense	9	11	74	79
Other operating expense (income), net	4	(15)	32	(16)
Impairment charges	646	29	646	29
Operating (loss) income	(316)	281	546	1,160

Equity in affiliates’ earnings, net of tax	(4)	(7)	(27)	(30)
Realized and unrealized loss on debt and equity securities	1	45	1	174
Interest expense, net	3	7	20	10
Other postretirement expense	3	7	13	15
(Loss) earnings from continuing operations before income taxes and noncontrolling interest	(319)	229	539	991

Provision for income taxes	67	59	111	289
Net (loss) earnings from continuing operations	(386)	170	428	702
Net (loss) earnings from discontinued operations	(2)	5	(29)	(7)
Net (loss) earnings	(388)	175	399	695
Net earnings from continuing operations attributable to the noncontrolling interest, net of tax	17	21	61	70
Net (loss) earnings attributable to BorgWarner Inc.	$(405)	$154	$338	$625

Amounts attributable to BorgWarner Inc.:
Net (loss) earnings from continuing operations	$(403)	$149	$367	$632
Net (loss) earnings from discontinued operations	(2)	5	(29)	(7)
Net (loss) earnings attributable to BorgWarner Inc.	$(405)	$154	$338	$625

(Loss) earnings per share from continuing operations — diluted	$(1.84)	$0.64	$1.63	$2.70
(Loss) earnings per share from discontinued operations — diluted	(0.01)	0.02	(0.13)	(0.03)
(Loss) earnings per share attributable to BorgWarner Inc. — diluted	$(1.85)	$0.66	$1.50	$2.67

Weighted average shares outstanding — diluted	219.1	233.6	224.8	234.4

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(in millions)	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Turbos & Thermal Technologies	$1,412	$1,442	$5,887	$6,012
Drivetrain & Morse Systems	1,351	1,403	5,577	5,549
PowerDrive Systems	525	542	1,937	2,166
Battery & Charging Systems	162	151	729	546
Inter-segment eliminations	(11)	(16)	(44)	(75)
Net sales	$3,439	$3,522	$14,086	$14,198

Segment Adjusted Operating Income (Loss) (Unaudited)
(in millions)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Turbos & Thermal Technologies	$223	$214	$877	$874
Drivetrain & Morse Systems	240	258	1,010	958
PowerDrive Systems	(14)	(16)	(144)	(90)
Battery & Charging Systems	(14)	(40)	(47)	(116)
Segment Adjusted Operating Income	435	416	1,696	1,626
Corporate, including stock-based compensation	83	84	279	278
Intangible asset amortization expense	18	16	69	67
Restructuring expense	9	11	74	79
Merger and acquisition expense, net	2	5	2	23
Impairment charges	646	18	646	29
Accelerated depreciation	15	—	50	4
Commercial contract settlement	—	—	15	—
Adjustments associated with Spin-Off related balances	3	—	17	—
Loss (gain) on sale of businesses	3	—	6	(5)
Loss (gain) on sale of assets	2	—	2	(13)
Change in accounting method	(29)	—	(29)	—
Other non-comparable items	(1)	1	19	4
Equity in affiliates' earnings, net of tax	(4)	(7)	(27)	(30)
Unrealized and realized loss on equity and debt securities	1	45	1	174
Interest expense, net	3	7	20	10
Other postretirement expense (income)	3	7	13	15
(Loss) earnings from continuing operations before income taxes and noncontrolling interest	(319)	229	539	991
Provision for income taxes	67	59	111	289
Net (loss) earnings from continuing operations	(386)	170	428	702
Net earnings from continuing operations attributable to the noncontrolling interest, net of tax	17	21	61	70
Net (loss) earnings from continuing operations attributable to BorgWarner Inc.	$(403)	$149	$367	$632

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)
	December 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$2,094	$1,534
Receivables, net	2,843	3,109
Inventories, net	1,251	1,313
Prepayments and other current assets	333	261
Total current assets	6,521	6,217

Property, plant and equipment, net	3,575	3,783
Other non-current assets	3,897	4,453
Total assets	$13,993	$14,453

LIABILITIES AND EQUITY
Notes payable and other short-term debt	$398	$73
Accounts payable	2,032	2,546
Other current liabilities	1,216	1,148
Total current liabilities	3,646	3,767

Long-term debt	3,763	3,707
Other non-current liabilities	878	913
Total liabilities	8,287	8,387

Total BorgWarner Inc. stockholders’ equity	5,532	5,828
Noncontrolling interest	174	238
Total equity	5,706	6,066
Total liabilities and equity	$13,993	$14,453

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)	Year Ended
	December 31,
	2024	2023
OPERATING ACTIVITIES OF CONTINUING OPERATIONS
Net cash provided by operating activities from continuing operations	$1,382	$1,397
INVESTING ACTIVITIES OF CONTINUING OPERATIONS
Capital expenditures, including tooling outlays	(671)	(832)
Customer advances related to capital expenditures	18	—
Payments for businesses acquired, net of cash acquired	—	(109)
Proceeds from sale of businesses, net of cash divested	8	9
Proceeds from settlement of net investment hedges, net	46	25
(Payments for) proceeds from investments in debt and equity securities, net	(8)	284
Proceeds from asset disposals and other, net	4	30
Net cash used in investing activities from continuing operations	(603)	(593)
FINANCING ACTIVITIES OF CONTINUING OPERATIONS
Additions to debt	1,008	18
Repayments of debt, including current portion	(525)	(451)
Payments for debt issuance costs	(9)	(3)
Payments for purchase of treasury stock	(402)	(177)
Payments for stock-based compensation items	(23)	(25)
Payments for business acquired, net of cash acquired	(4)	—
Payments for contingent consideration	(1)	(23)
Purchase of noncontrolling interest	—	(15)
Net distribution from PHINIA	—	401
Dividends paid to BorgWarner stockholders	(98)	(130)
Dividends paid to noncontrolling stockholders	(113)	(116)
Net cash used in financing activities from continuing operations	(167)	(521)
CASH FLOWS FROM DISCONTINUED OPERATIONS
Operating activities of discontinued operations	(30)	(85)
Investing activities of discontinued operations	—	(86)
Financing activities of discontinued operations	—	84
Net used in discontinued operations	(30)	(87)
Effect of exchange rate changes on cash	(22)	—
Net increase in cash and cash equivalents	560	196
Cash and cash equivalents at beginning of year	1,534	1,338
Cash and cash equivalents at end of year	$2,094	$1,534
Less: Cash and cash equivalents of discontinued operations at end of year	$—	$—
Cash and cash equivalents of continuing operations at end of year	$2,094	$1,534

Supplemental Financial Information (Unaudited)
(in millions)	Year Ended
	December 31,
	2024	2023
Depreciation and tooling amortization	$604	$515
Intangible asset amortization	69	67

Non-GAAP Financial Measures
This press release contains information about BorgWarner’s financial results that is not presented in accordance with U.S. GAAP. Such non-GAAP financial measures are reconciled to their closest U.S. GAAP financial measures below and in the Financial Results table above. The provision of these comparable U.S. GAAP financial measures for 2025 is not intended to indicate that BorgWarner is explicitly or implicitly providing projections on those U.S. GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analyses of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any U.S. GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by BorgWarner may not be comparable to similarly titled measures reported by other companies.

Adjusted Operating Income and Adjusted Operating Margin
The Company defines adjusted operating income as operating income adjusted to exclude the impact of restructuring expense, merger, acquisition and divestiture expense, intangible asset amortization expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations. Adjusted operating margin is defined as adjusted operating income divided by net sales.

Adjusted Net Earnings
The Company defines adjusted net earnings as net earnings attributable to BorgWarner Inc. adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations, and related tax effects. The impact of intangible asset amortization expense continues to be included in adjusted net earnings.

Adjusted Earnings per Diluted Share
The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations, and related tax effects. The impact of intangible asset amortization expense continues to be included in adjusted earnings per share.

Free Cash Flow
The Company defines free cash flow as net cash provided by operating activities minus capital expenditures, net of customer advances related to capital expenditures. The Company believes this measure is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.

Organic Net Sales Change
The Company defines organic net sales changes as net sales change year-over-year excluding the estimated impact of foreign exchange (FX) and net MD&A.

Adjusted Operating Income and Adjusted Operating Margin (Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2024	2023	2024	2023
Net sales	$3,439	$3,522	$14,086	$14,198

Operating (loss) income	(316)	281	546	1,160
Operating margin	(9.2)%	8.0%	3.9%	8.2%

Non-comparable items:
Impairment charges	$646	$18	$646	$29
Restructuring expense	9	11	74	79
Intangible asset amortization	18	16	69	67
Accelerated depreciation	15	—	50	4
Adjustments associated with Spin-Off related balances	3	—	17	—
Commercial contract settlement	—	—	15	—
Loss (gain) on sale of business	3	—	6	(5)
Merger and acquisition expense, net	2	5	2	23
Loss (gain) on sale of assets	2	—	2	(13)
Corporate synergy from Spin-off	—	—	—	10
Change in accounting method	(29)	—	(29)	—
Other non-comparable items	(1)	1	19	4
Net non-comparable items	$668	$51	$871	$198

Adjusted operating income	$352	$332	$1,417	$1,358
Adjusted operating margin	10.2%	9.4%	10.1%	9.6%

Free Cash Flow Reconciliation (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Net cash provided by operating activities from continuing operations	$682	$887	$1,382	$1,397
Capital expenditures, including tooling outlays	(161)	(208)	(671)	(832)
Customer advances related to capital expenditures	18	—	18	—
Free cash flow	$539	$679	$729	$565

Fourth Quarter 2024 Organic Net Sales Change (Unaudited)
(in millions)	Q4 2023 Net Sales	FX	Acquisition Impact	Organic Net Sales Change	Q4 2024 Net Sales	Organic Net Sales Change %

Turbos & Thermal Technologies	$1,442	$(16)	$—	$(14)	$1,412	(1.0)%
Drivetrain & Morse Systems	1,403	(9)	—	(43)	1,351	(3.1)%
PowerDrive Systems	542	(5)	6	(18)	525	(3.3)%
Battery & Charging Systems	151	(2)	—	13	162	8.6%
Inter-segment eliminations	(16)	—	—	5	(11)	(31.3)%
Net sales	$3,522	$(32)	$6	$(57)	$3,439	(1.6)%

Full Year 2024 Organic Net Sales Change (Unaudited)
(in millions)	2023 Net Sales	FX	Acquisition Impact	Organic Net Sales Change	2024 Net Sales	Organic Net Sales Change %

Turbos & Thermal Technologies	$6,012	$(37)	$—	$(88)	$5,887	(1.5)%
Drivetrain & Morse Systems	5,549	(61)	—	89	5,577	1.6%
PowerDrive Systems	2,166	(22)	27	(234)	1,937	(10.8)%
Battery & Charging Systems	546	(2)	5	180	729	33.0%
Inter-segment eliminations	(75)	—	—	31	(44)	(41.3)%
Net sales	$14,198	$(122)	$32	$(22)	$14,086	(0.2)%

Adjusted Operating Income and Adjusted Operating Margin Guidance Reconciliation (Unaudited)
	Full-Year 2025 Guidance
(in millions)	Low	High
Net sales	$13,400	$14,000

Operating income	$1,219	$1,284
Operating margin	9.1%	9.2%

Non-comparable items:
Restructuring expense	$60	$80
Intangible asset amortization	66	66
Adjusted operating income	$1,345	$1,430
Adjusted operating margin	10.0%	10.2%

Adjusted Earnings Per Diluted Share Guidance Reconciliation (Unaudited)
	Full-Year 2025 Guidance
	Low	High
Earnings per Diluted Share	$3.84	$4.12

Non-comparable items:
Restructuring expense	0.21	0.28
Adjusted Earnings per Diluted Share	$4.05	$4.40

Free Cash Flow Guidance Reconciliation From Continuing Operations (Unaudited)
	Full-Year 2025 Guidance
(in millions)	Low	High
Net cash provided by operating activities	$1,325	$1,375
Capital expenditures, including tooling outlays	(675)	(625)
Free cash flow	$650	$750

Full Year 2025 Organic Net Sales Change Guidance Reconciliation (Unaudited)
(in millions)	FY 2024 Net Sales	FX	Organic Net Sales Change	FY 2025 Net Sales	Organic Net Sales Change %	LV/CV Weighted Market	Outgrowth
Low	$14,086	$(410)	$(276)	$13,400	(2.0)%	(3.0)%	1.0%
High	$14,086	$(410)	$324	$14,000	2.3%	(1.0)%	3.3%

Full Year 2025 Estimated Year-Over-Year Change in Production (Unaudited)

	North America	Europe	China	Total
Light vehicle	(4)% to (3)%	(6)% to (4)%	(1.5)% to 0%	(2.5)% to (1.5)%
Commercial vehicle	3% to 9%	(0.5)% to 6%	0.5% to 4.5%	3% to 7.5%
BorgWarner-Weighted	(3.5)% to (1.5)%	(5)% to (2)%	(1)% to 1.5%	(3)% to (1)%